EXHIBIT 10.4

ORACLE

ORACLE LICENSE AGREEMENT

ORACLE LICENSE TERMS

"We," "us," and "our" refers to Oracle. "You" and "your" refers to the individual or entity that has ordered programs, services, or technical support from Oracle or an authorized distributor. "Programs" refers to the software products which you have ordered, program documentation, and any program updates acquired through technical support. "Services" refers to technical support, consulting, education, or other services which you have ordered.

What This License Agreement Covers

This license agreement includes the terms and definitions provided below and the order you previously completed. Your order is not effective until accepted by us. If accepted, we will notify you and your notice will include a copy of your license agreement. Upon our acceptance, we grant you the limited right to use the programs and any services you ordered solely for your business operations and subject to the terms of this license agreement, including the definitions below and the program documentation. You may allow your agents and contractors to use the programs for this purpose, subject to the terms of this license agreement. Program documentation is either shipped with the programs, or you may access the documentation online at http://docs.oracle.com. If ordered, annual technical support is provided under our technical support policies, which are subject to change and may contain additional terms. Services are provided based on the then current policies for the applicable services ordered.

This agreement is governed by the substantive and procedural laws of California and you and we agree to submit to the exclusive jurisdiction of, and venue in, the courts in California in any dispute relating to this agreement.

Ownership and Restrictions

We retain all ownership and intellectual property rights to the programs and services. You may make a sufficient number of copies of each program for your licensed use and one copy of each program for backup purposes when your system is inoperative; you must obtain our prior written approval to make additional copies.

You may not:

•	remove or modify any program markings or any notice of our proprietary rights;
•	make the programs available in any manner to any third party for use in the third party's business operations (unless such access is expressly permitted for the specific program license you have acquired);
•	use the programs to provide third party training, except for training your authorized users;
•	assign this license agreement or give or transfer the programs, technical support or other services or an interest in them to another individual or entity (and if you grant a security interest in the programs, the secured party has no right to use or transfer the programs);
•	cause or permit reverse engineering or decompilation of the programs, unless required for interoperability; or
•	disclose results of any program benchmark tests without our prior written consent.

You agree that U.S. export control laws and other applicable export and import laws govern your use of the programs, including technical data. You agree that neither the programs nor any direct product thereof will be exported, directly, or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation.

Upon 45 days written notice, we may audit your use of the programs. You agree to cooperate with our audit and provide us with reasonable assistance and access to information. You agree to pay within 30 days of written notification any underpaid fees. If you do not pay, we can end your support, licenses and this agreement.

If you have a dispute with us, or if you become subject to insolvency proceedings, you will promptly send written notice to: Oracle Corporation, 500 Oracle Parkway, Redwood City, California, United States, 94065, Attention: General Counsel, Legal Department.

Warranties, Disclaimers and Exclusive Remedies

We warrant that programs will substantially operate as described in the applicable program documentation for one year after we deliver them to you. We also warrant that technical support and services will be provided consistently with industry standards, and this warranty is valid for a period of 90 days from performance of the service.

WE DO NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED OR THAT WE WILL CORRECT ALL PROGRAM ERRORS. TO THE EXTENT PERMITTED BY LAW, THESE W ARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY, AND FITNESS FOR A PARTICULAR PURPOSE.

IF  WE  CANNOT  SUBSTANTIALLY  CORRECT  A    BREACH    OF    OUR    WARRANTIES    IN    A
COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE, TECHNICAL SUPPORT OR OTHER SERVICES AND RECOVER THE LICENSE FEES, TECHNICAL SUPPORT FEES OR OTHER SERVICES FEES PAID TO US UNDER THIS LICENSE AGREEMENT FOR THE RELEV ANT PROGRAM, TECHNICAL SUPPORT OR SERVICE. THIS IS YOUR EXCLUSIVE REMEDY.

Trial Programs

You may order trial programs, or we may include additional programs with your order which you may use for trial purposes only. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for each program from us.   Programs licensed for trial purposes are provided "as is" and we do not provide technical support or any warranties for these programs.

End of License Agreement

If you breach the terms of this license agreement and fail to correct the breach within 30 days after we notify you, we may end this license agreement and your use of programs and technical support and other services. If we end this agreement as specified in the preceding sentence,  you must pay within 30 days all amounts which have accrued prior to the end of this license agreement, as well as all sums remaining unpaid for programs and services ordered under this agreement. You agree that if you are in default under this agreement or an OFD agreement related to your order, you may not use the programs or technical support or other services ordered.

Fees and Taxes

All fees payable to us are due within 30 days, and you also agree to pay any sales, value-added or other similar taxes which we must pay based on the programs, technical support or other services you ordered.

Indemnification

If someone makes a claim against you that our programs infringe their intellectual property rights, we will indemnify you if you do the following:

•	notify the General Counsel, Legal Department promptly in Writing, not later than 30 days after you receive notice of the claim, or sooner if required by applicable law;
•	give us sole control of the defense and any settlement negotiations; and
•	give us the information, authority, and assistance we need to defend against or settle the claim.

If we believe that any of our programs may have violated someone else's intellectual property rights, we may choose to either modify the programs or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable,  we may end the license for the applicable program and refund any license fees  you have paid for it.  We will not indemnify you if you alter a program outside the scope of use provided in the documentation or if you use a program version which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the program.  This section provides your exclusive remedy for any infringement claims or damages.

Entire Agreement

You agree that this license agreement together with your order is the complete agreement for the programs, technical support and other services ordered, and this license agreement supersedes all prior or contemporaneous agreements or representations concerning your order. If any term of this license agreement is found to be invalid or unenforceable, the remaining provisions will remain effective.

Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. OUR MAXIMUM LIABILITY FOR ANY DAMAGES UNDER THIS AGREEMENT AND YOUR ORDER, WHETHER IN CONTRACT OR TORT, SHALL BE LIMITED TO THE FEES YOU PAID US FOR THE RELEV ANT PROGRAM, TECHNICAL SUPPORT OR OTHER SERVICE UNDER THIS AGREEMENT AS SPECIFIED IN YOUR ORDER.

Definitions

To fully understand your license grant, you need to review the definition for both the licensing metric and term designation which are listed below.

Named User -Single Server:   is defined as an individual authorized by you to use the programs which are installed on a single server, regardless of whether the individual is actively using the program(s) at any given time. A non human operated device will be counted as a Named User -Single Server in addition to all individuals authorized to use the programs, if such devices can access the programs.  If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end.

Named User -Multi Server:    is defined as an individual authorized by you to use the programs which are installed on multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a Named User -Multi Server in addition to all individuals authorized to use the programs, if such devices can access the programs.  If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end.

Universal Power Unit ("UPU"):  is defined as one unit of platform dependent processing power. To determine the number of UPUs required for each Intel/CISC or Intel/CISC compatible processor, multiply the total number of MHz on which the programs are installed by a factor of 1.0. To determine the number of UPUs required for each RISC or RISC compatible processor (including Intel/RISC), multiply the total number of MHz on which the programs are installed by a factor of 1.5. To determine the number of UPUs required in a mainframe environment, multiply the total number of MIPS on which the programs are installed by a factor of 24.  The total number of UPUs is determined by adding together the number of UPUs for all computers. Programs licensed on a UPU basis may be accessed by your internal users (including agents and contractors), and by third party users that access the programs via Internet networking protocols.

Application User:  is defined as an individual authorized by you to use the application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time.

Application Read-Only User:   is defined as an individual authorized by you to run only queries or reports against application programs for which you have acquired Application User licenses.

Primary Usage: is defined as each Application User of the following applications: Financials, Discrete Manufacturing, Project Costing and Purchasing.  Each such Application User is counted only once based on primary usage. You must specify how many Application Users you are licensing for each application. Primary Usage of one of the applications listed above provides the Application User with the right to use any or all of the other application programs listed above for which you are licensed. Primary Usage does not provide you with the right  to use other application programs including the extensions or options to the application programs listed above.

Hosted Named User:   is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.

Entry:   is defined as a unique item (e.g., object, person, entity or item of information) stored within the programs. Replicated entries stored within the program on multiple servers are counted as a single entry.

Suite:   is defined as all the functional software components described in the product documentation.

Computer:   is defined as the computer on which the programs are installed. A Computer license allows you to use the licensed program on a single specified computer.

Workstation:  is defined as the client computer from which the programs are being accessed, regardless of where the program is installed.

Module:   is defined as each production database running the programs.

Subscriber:   is defined as (a) a working telephone number for all wireline devices; (b) a portable handset or paging device that has been activated by you for wireless communications and paging; (c) a residential drop or a nonresidential device serviced by a cable provider; or (d) a live connected utility meter .The total number of Subscribers is equal to the aggregate of all types of Subscribers. If your business is not defined in the primary definition of Subscriber above,  Subscriber is defined as each U.S. $1,000 increment of your gross annual revenue as reported to the SEC in your annual report or the equivalent accounting or reporting document.

Cost of Goods Sold:  is defined as the total cost of inventory that a company has sold during their fiscal year. If Cost of Goods Sold is unknown to you then Cost of Goods Sold shall be equal to 75% of total company revenue.

OFD Agreement:  is an agreement between you and us (or one of our affiliates) that provides for payments over time of some or all of the sums due under your order.

Person:   is defined as your employee or contractor who is actively working on behalf of your organization or a former employee who has one or more benefit plans managed by the system or continues to be paid through the system. The total number of licenses needed is to be based on the peak number of part-time and full-time people whose records are recorded in the system.

Trainee:   is defined as an employee, contractor, student or other person who is being recorded by the program.

Employee:   is defined as an active employee of yours. (note: The value of these applications is determined by the size of the active employee population and not the number of actual users. Therefore, all of your active employees must be included in your order when licensing these applications.)

Compensated Individual:  is defined as an individual whose compensation or compensation calculations are generated by the programs. The term Compensated Individual includes, but is not limited to, your employees, contractors, retirees, and any other Person.

Field Technician:   is defined as an engineer , technician, representative, or other Person who is dispatched by you to the field using the programs.

Order Line:   is defined as the total number of order entry line items processed by the program during a 12 month period. Multiple order entry line items may be entered as part of an individual customer order or quote and may also be automatically generated by the Oracle Configurator. You may not exceed the licensed number of Order Lines during any 12 month period unless you acquire additional Order Line licenses from us.

Annual Transaction Volume:   is defined as the u.s. dollar denominated total value of all purchase orders transacted and all auctions conducted through the Oracle Exchange Platform by you and others during the applicable year of the Oracle Exchange Platform license, regardless of whether any such auction results in a purchase order, provided that an auction resulting in a purchase order shall only be counted against the Annual Transaction Volume once.

Annual Transportation Spend:   is defined as the U.S. dollar denominated total value of all transportation and logistics service purchase orders, auctions and Request for Quotes (RFQs) conducted through the Oracle Transportation Platform by you and others during the applicable year. Auctions and RFQs must be counted regardless of whether the auction or RFQ results in a purchase order; if an auction or RFQ results in a purchase order it shall only be counted toward the Annual Transportation Spend once.   If the Annual Transportation Spend is unknown to you, then the Annual Transportation Spend shall be equal to 15% of total company revenue.

Stockkeeping Unit (SKU):   is defined as an inventory item at a particular geographic location. For example, one product stocked at the plant and at six different distribution centers would represent seven SKUs.

Purchase Line:   is defined as the total number of purchase line items processed by the application during a 12 month period. Multiple purchase lines may be created on either a requisition or purchase order or may be automatically generated by other Oracle Application programs.  For iProcurement, Purchase Lines are counted as all line items on an approved requisition created in iProcurement.    For iSupplier Portal and Purchasing Intelligence, Purchase Lines are counted as the line items on purchase orders processed through each of those applications. This does not include communication on the same purchase order.     For each application, you may not exceed the licensed number of Purchase Lines during any 12 month period unless you acquire additional Purchase Line licenses from us. You may acquire a different number of Purchase Line licenses for each program (the number of Purchase Lines for iProcurement could be a smaller number than for iSupplier Portal).

Invoice Line:   is defined as the total number of invoice line items processed by the program during a 12 month period. You may not exceed the licensed number of Invoice Lines during any 12 month period unless you acquire additional Invoice Line licenses from us.

Expense Report:  is defined as the total number of expense reports processed by Internet Expenses during a 12 month period.  You may not exceed the licensed number of expense reports during any 12 month period.

$M in Revenue:  is defined as one million United States dollars in all income (interest income and non interest income) before adjustments for expenses and taxes generated by you during a fiscal year .

Education Prepaid Credit (EPPC):   may be used to acquire education products and services, at the discount stated in the applicable ordering document,  as specified in the Oracle University catalogue in effect at the time such products or services are ordered. An EPPC is valid for 12 months from the date the EPPC is ordered or as specifically stated in the applicable order for the EPPC and all unused EPPC will expire at the end of the term.   You may be required to execute standard Oracle ordering materials when using an EPPC to order education products or services.

Student:   is defined as any named user enrolled in the University.

Ported Number:   is defined as the telephone number that end  users retain as they change from one service provider to another.  This telephone number originally resides on a telephone switch and is moved into the responsibility of another telephone switch.

Case Report Form (CRF) Page:  is defined as the "electronic equivalent" of what would be the total number of physical paper pages initiated remotely by the program (measured explicitly in the program as Received Data Collection Instruments) during a 12 month period. You may not exceed the licensed number of CRF Pages during any 12 month period unless you acquire additional CRF Page licenses from us.

iLearning:   is defined as a web based learning environment that is made available to you subject to the terms of this agreement and our iLearning Access Policies.  Our iLearning Access Policies are located at http://www.oracle.com/ilearning, and may be updated by us from time to time without notice to you.

Program Documentation:    is defined as the program user manual and program installation manuals.

Term Designation
If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the license agreement.

4 Year Term:   A program license specifying a 4 Year Term shall commence on the Effective Date of the order and shall continue for a period of 4 years.   At the end of the 4 Year Term the program license shall terminate.

2 Year Term:  A program license specifying a 2 Year Term shall commence on the Effective Date of the order and shall continue for a period of 2 years. At the end of the 2 Year Term the program license shall terminate.

1 Year Hosting Term:  A program license specifying a 1 Year Hosting Term shall commence on the Effective Date of the order and shall continue for a period of 1 year. At the end of the 1 Year Hosting Term the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.

Technical Support
Technical support consists of Update Subscription Service, Product Support and/or other technical support services you may have ordered.  Annual technical support is provided under our technical support policies, which are subject to change. Technical support acquired with this order may be renewed annually, subject to our acceptance and for the initial two renewal years the technical support fee will not increase by more than 5% over the prior year's fees.   You may access the latest version of our technical support policies at: http://oracle.com/support/index.html ?policies.html

Licensing Rules
You are responsible for ensuring that the following user minimums are maintained per program:

Program	Minimum for: Named User – Single Server or Named User – Multi Server

Oracle Database Enterprise Edition	1 Named User for every 30 UPUs
Rdb Enterprise Edition	1 Named User for every 30 UPUs
CODASYL DBMS	1 Named User for every 30 UPUs
Internet Application Server Wireless Edition	1 Named User for every 30 UPUs
Internet Application Server Standard Edition	1 Named User for every 30 UPUs
Internet Application Server Enterprise Edition	1 Named User for every 30 UPUs
Trusted Oracle Enterprise Edition	1 Named User for every 30 UPUs
Email Server	1 Named User for every 30 UPUs
Message Broker	1 Named User for every 30 UPUs

You are responsible for ensuring that the following restrictions are not violated:

•	Oracle Database Standard Edition and Rdb Standard Edition are restricted to certain hardware models. Check http://oracle.com/ip/deploy/database/availability/ for the approved models.
•	The number of database option licenses must match the number of licenses of the associated database.

The Effective Date of this Agreement shall be April 12, 2001.

ORACLE CORPORATION

By:	By:

Name:	Name:

Title:	Title:

ORACLE                                                                                                                                 Oracle Term License Lease Schedule

Page 1 of 1	(Oracle Product) No. ____

Customer:	Centerspan Communications	Executed by Customer (authorized signature):

		By:	Mark Conan

Address:	7175 NW Evergreen Parkway #400	Name:	Mark Conan

	Hillsboro, OR 97124	Title:	VP of Finance, Admin. & CFO

Contact:		Executed by Lessor/Supplier; Oracle Corporation

Phone:	503-615-3200 Email Notice:	By:

Order:	dated	Name:

Agreement:	dated	Title:

PPA No.:	dated	Payment Schedule Effective Date:

System:	Payment Schedule:	Payment Amount	Due Date

Software: $674,550.00		1 @ $164,590	Due at Contract Signing

Support: $148,401.00		12 @ $54,846	Monthly payments starting 5/1/01 and

Education: _________			and end 4/102

Other: __________

System Price: $822,951.00	Thirteen (13 payments due and payable as set forth above

License Term: 12 months	Purchase Price: $67,455.00		Renewal Terms

End of Term Options: If a customer does not exercise one of the below End of Term Options, Lessor may extend the license Term for Software on a month to month basis at the then prevailing terms and rates, and support will be billed and collected pursuant to the Order, until Customer exercises one of these options.

Purchase Option:   Acquire  the  rights granted  under the Order and Agreement with  respect  to  the System, and upon  paying  the Purchase Price In  full, Customer's rights in the System will revert back to those granted under the Order and Agreement;

Renewal Option: Extend the initial License Term and any renewal of Support for an additional period under the then prevailing terms and rates or  Renewal Terms, if listed above, but in no event will the License Term for the System, including Software and Support, be extended beyond the license term originally granted under the Order and Agreement; or.

Return Option:  Terminate this Contract, return all Software pursuant to the terms of the Order and Agreement and pay all outstanding payment obligations.

Optional (if this box is checked)
☒  The Customer has ordered the System from an alliance member of Oracle Corporation, whose name and address are specified below ("Alliance Member"). Customer shall  provide Lessor  with a copy of such Order.    The System shall  be directly licensed or provided  by  the Supplier specified in  the applicable Order and  Agreement, each  of  which  shall  be considered  a  separate contract. Customer  has  entered  into  the Order and  Agreement  based upon its  own  Judgment. Customer’s  rights  with  respect  to  the System are as set  forth  in the  applicable Order and Agreement and Customer shall  have  no right to make any claims under such Order and Agreement against Lessor or its Assignee. If Customer enters into the Agreement with Alliance Member, thereby sublicensing all or a portion of the S)Stem from Alliance Member, Customer represents that it has obtained Alliance Member's consent,  if  required,  to enter into and  perform this Contract.    No party is authorized  to waive or alter any  term or condition of thisContract unless Lessor's consent  has been obtained and the modification of  the terms of  this Contract is set forth in writing  signed by  the Lessor or its Assignee.  If within ten days of the Payment Schedule Effective  Date,  Lessor is provided with Customer invoices for the System specifying applicable Taxes and System location,  then Lessor may add the applicable Taxes in accordance with this Contract.

Alliance Member                  Software Distributors Inc.                                        Contact:           Janet Powers
Address:                               4248 Galewood  #16 Lake Oswego, OR 97035        Phone:             (503)697-0525

This Payment Schedule is entered into by Customer and Lessor for the acquisition of the System which is directly or indirectly licensed or provided by Oracle Corporation ("Oracle") pursuant to the Order and Agreement (collectively "Agreement). The System is ordered from Oracle or an alliance member of Oracle ("Supplier"). Oracle also acts as Lessor, and any reference to "Oracle Credit Corporation" or "OCC" in the Payment Plan Agreement ("PPA") means Oracle in its role as Lessor, extending lease terms to Customer. This Payment Schedule incorporates by reference the terms and conditions of the PPA to create a Contract ("Contract). In consideration of allowing Customer to use the System and pay the System Price over time, this Contract amends the Agreement with respect to the System by adding the terms contained herein. Except as otherwise provided under the Contract, Customer's rights and remedies under the Agreement, including Supplier's warranty and refund rights, shall not be affected.

A. LICENSE TERM; TRANSFER OF RIGHTS: Customer hereby assigns to Lessor Customer's rights to use the System under the Agreement and Lessor hereby grants to Customer a license to use the System pursuant to the terms of the Agreement and this Contract during the License Term. Any rights granted under the Agreement are hereby modified to a license to use the System for a non-perpetual period of time as specified in the License Term, and failure to pay any sums due hereunder will be a default under the Agreement.  Customer's right to use the System is conditioned upon its compliance with the terms of this Contract including the payment of the Payment Amounts in accordance with the Payment Schedule above. Software shall be accepted pursuant to the terms of the Agreement. Before Customer trades in or accepts a credit for any item that replaces part of the System,  Customer will purchase  the System pursuant to this Contract.

B. PAYMENT OF SYSTEM PRICE: This Contract shall replace Customer's payment obligations under the Agreement, to the extent of the System Price listed above, upon Customer's deli wry of a fully executed Agreement, PPA, this Payment Schedule, and any other documentation required by Lessor, and execution of the Contract by Lessor.  Lessor may add the applicable Taxes due to each Payment Amount based on the applicable tax rate invoiced by Supplier at shipment, and adjust subsequent Payment Amounts to reflect any change or correction in Taxes due as a result of a change in System location or otherwise. Customer  agrees  to  notify  Lessor  prior  to  any  change in  the location of  the System. If the System Price includes support fees for a support period that begins after the first support period, such future support fees and the then relevant Taxes will be paid to Supplier as in\1Jiced in the applicable support period from the Payment Amounts received in that period. The balance of each Payment Amount,unless otherwise stated, includesa proportional amount of the remaining components of the System Price excluding such future support fees,

C. RIGHTS AND REMEDIES: This Payment Schedule is a financial accommodation extended to Customer and Lessor shall invoice fees for incidental services to the lease of the Software, such as Support and Education, as a financial accommodation. The right to use the System under the Agreement and this Payment Schedule, may not be assumed or assigned without the consent of Supplier and Lessor. Upon Default, (i) any obligation by Supplier to perform hereunder (or under the Agreement, including provision of Support) is automatically suspended without notice until such default is fully cured, and (ii) Customer agrees to permit Lessor's review of Customer's use of the System. Upon termination of Customer's right to use all or a part of the System, Customer will promptly execute and deliver to Lessor or its Assignee a certificate of non-use and return the System in accordance with the Agreement. If Customer files for bankruptcy,Customer shall timely performall its obligations under this Contract, unless this Contract is rejected in bankruptcy court within sixty (60) days of filing the bankruptcy petition. If Customer has a dispute with Oracle or Lessor, or is subject to insolvency proceedings, Customer will promptly provide written notice at [500 Oracle Parkway, Redwood Shores CA 94065] attn: Oracle Financing Division, Legal Operations.

D. END OF TERM OPTIONS: So long as no default exists and Customer has fulfilled all outstanding payment obligations hereunder,atthe end of the License Term,upon sixty (60) days prior written notice to Oracle FinancingDivision and payment of any sums then due and payable, Customer may exercise one of the End of Term Options.

E. ADMINISTRATIVE: Customer agrees that Lessor or its Assignee may treat executed faxes or photocopies delivered to Lessor as original documents; however, Customer agrees to deliver original signed documents if requested. Customer agrees that Lessor may insert the appropriate administrative information to complete the above form. Lessor will provide a copy of the final Contract upon request.

ORACLE CREDIT CORPORATION                                                                                  LETTER OF CREDIT AGREEMENT

Customer:	Centerspan Communications Corp	Assignee:

Address:	7175 NW Evergreen Parkway #400	Address:

Hillsboro, OR 97124

Contact:		Contact:

Address:		Address:

Phone:		Phone:

Contract:

Effective Date of Letter of Credit Agreement:

LC Fees

LC Amounts:

Initial LC Amount	$311,476.00	2nd Renewal LC Amount:

1st Renewal LC Amount		3rd Renewal LC Amount:

This LETTER OF CREDIT AGREEMENT ("LC Agreement") is entered into by and between Customer and Assignee stated above in connection with the financing of the above referenced Contract. In order to induce Assignee to finance the Contract, Customer agrees to furnish Assignee with the letter of credit hereinafter described.

NOW, THEREFORE, in consideration of the above premises and promises herein contained and other good and valuable consideration, the receipt and adequacy of which is acknowledged by Customer and Assignee, it is hereby agreed as follows.

1. Customer, as security for the performance by (a) Customer of any and all obligations under the Contract, as now existing or thereafter amended, and (b) Customer of any and all of its obligations under this LC Agreement (the Contract, this LC Agreement and any other related agreements being collectively referred to as the "Financing Agreements"), will furnish Assignee with an unconditional and irrevocable letter of credit substantially in the form of Exhibit A attached hereto and for the Initial LC Amount specified above ("the Initial Letter of Credit"), naming Assignee as beneficiary, which shall not have an expiry date which is earlier that the date on which all of the obligations of Customer to Assignee under the Contract shall expire; provided, however, that in order to satisfy the expiry requirement of this sentence, Customer shall provide Assignee with one or more renewal letters of credit (each, a "Renewal Letter of Credit") for the amounts of and consistent with the terms and conditions provided herein. The Initial Letter of Credit and each Renewal Letter of Credit shall be issued for a term of not less than one year from the date of issuance, in each case by a bank acceptable to Assignee, in Assignee's sole discretion, and shall be automatically renewed at least thirty (30) days prior to expiration unless both parties agree in writing to the termination of this LC Agreement. The Initial Letter of Credit and each Renewal Letter of Credit are together referred to as the "Letter of Credit".

2. Provided Assignee has confirmed in writing that (a) a Default has not occurred under the terms of the Contract, and (b) Assignee has received any and all payments which may be due and payable under the terms of the Contract in a timely manner, the LC Amount for each Renewal Letter of Credit shall be reduced to equal the 1st, 2nd, 3rd or 4th Renewal LC Amounts respectively.

3. Assignee shall have the right to draw on the Letter of Credit: (a) upon any Default under the terms of the Contract that has not been cured within thirty (30) days of its occurrence; (b) any breach by Customer of any term or condition set forth in this LC Agreement (without regard to notice or cure periods); (c) if permitted to do so by any specific provision of any of the Financing Agreements; or (d) if Assignee receives notice that the bank issuing the letter of credit will not renew the letter of credit at its expiry. Assignee's exercise of the rights granted to it under this Letter of Credit Agreement shall be in addition to and not in lieu of, and Assignee may pursue, Assignee's other rights and remedies provided in the Financing Agreements or otherwise. Each original and renewal or replacement Letter of Credit is intended to be additional security only and is not deemed to waive any rights which Assignee has against Customer under the Financing Agreements. Assignee may draw any amount not exceeding, in total, the face amount of the Letter of Credit and may receive said monies therefrom at Assignee's sole discretion, with partial drawings permitted in Assignee's sole discretion.

4. Assignee, may elect, in its sole discretion, to hold any monies drawn under the Letter of Credit as security for Customer's performance of its obligations under the Financing Agreements or may elect to apply some or all of said monies forthwith upon drawing same, or at any time thereafter, to Customer's obligations under the Financing Agreements in accordance with applicable law and the provisions of such Financing Agreements. In the event that Assignee. holds such monies as security, Assignee may commingle same with its general funds and shall have no obligation to pay any interest thereon. Within fifteen (15) days of performance by Customer of all of its obligations under the Financing Agreements, Assignee shall remit to Customer the balance of any monies held as security.

5. Without notice, which is hereby waived, Customer shall be in default of its obligations hereunder and under the Financing Agreements in the event that: (a) it fails to furnish the Initial Letter of Credit to Assignee as provided herein; (b) it fails to deliver to Assignee not later that sixty (60) days prior to the expiration of the Initial Letter of Credit and each Renewal Letter of Credit, respectively, a binding commitment of a bank acceptable to Assignee, that such bank will issue a Renewal Letter of Credit; or (c) it fails to deliver to Assignee not later than thirty (30) days prior to the expiration of the Initial Letter of Credit and each Renewal Letter of Credit, respectively, the applicable Renewal Letter of Credit.

6. The Contract is hereby amended to make the terms of this LC Agreement a part of the Contract. This LC Agreement is binding upon Customer and Assignee, their successors and assigns. None of the terms and conditions hereof may be changed, modified, amended, waived or varied in any manner unless in writing duly signed by an authorized representative of each of the parties hereto. All notices to be given or documents to be delivered hereunder shall be deemed to have been duly given or delivered if received by the applicable party at the Contact person and address shown above. Either party may, at any time and from time to time, in a writing delivered to the other party, give notice of a corrected or changed address.

7. This Agreement shall be governed and construed in accordance with laws of the State of California.

IN WITNESS WHEREOF, the parties have executed or caused their duly authorized representatives to execute this LC Agreement as of the Effective Date shown above.

CUSTOMER	ASSIGNEE:

By:	By:

Name:	Name:

Title:	Title: